UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/21/2005

TXU CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-12833

TEXAS	75-2669310
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1601 Bryan Street
Dallas, Texas 75201-3411
(Address of Principal Executive Offices, Including Zip Code)

(214) 812-4600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.02.    Termination of a Material Definitive Agreement

Reference is made to Exhibit 10(m) of TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2004, which describes the employment arrangements for Paul O'Malley, Chairman and CEO of TXU Energy, TXU Corp.'s retail and wholesale energy business. In connection with Mr. O'Malley's resignation as more fully discussed under Item 5.02 below, Mr. O'Malley's employment arrangements will be terminated and he is expected to be paid a total of approximately $2.3 million in separation payments (consisting primarily of payments in lieu of long-term and incentive compensation and severance benefits).

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

TXU Corp. announced that Paul O'Malley, Chairman and CEO of TXU Energy, has resigned from his position effective mid-July. Mr. O'Malley, a native of Australia, intends to return to Australia with his family. TXU Corp. is evaluating candidates to replace Mr. O'Malley and expects to make a decision by August 2005. On an interim basis, the current leadership of the TXU Energy business will report directly to C. John Wilder, TXU Corp.'s Chairman, President and CEO.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

TXU CORP.

Date: June 27, 2005.	By:	/s/ Stan Szlauderbach
Stan Szlauderbach
Senior Vice President and Controller